EXHIBIT 10(a)

                              EMPLOYMENT AGREEMENT

         This agreement is between Northwest Natural Gas Company, an Oregon corporation hereinafter referred to as "NNG", and Mark S. Dodson, hereafter referred to as "Dodson."

         WHEREAS, Dodson has chosen to withdraw as a senior partner from the law firm of Ater, Wynne, Hewitt, Dodson and Skerritt effective September 15, 1997; and

         WHEREAS, NNG has undertaken an extensive search for a successor to its retiring senior vice president and general counsel, Bruce B. Samson, who has announced his intention to retire effective February 28, 1998; and

         WHEREAS, the parties have reached an agreement for the employment of Dodson, subject to ratification by the NNG Board of Directors at its meeting on July 24, 1997;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.  POSITIONS AND RESPONSIBILITIES

         1.1 Dodson shall be employed by NNG as a senior vice president on September 15, 1997.

         1.2 Effective on January 1, 1998 Dodson shall be appointed Senior Vice President, Public Affairs and General Counsel of NNG. Samson will continue to serve as a senior vice president until February 28, 1998 at which time he will retire from NNG.

         1.3 As Senior Vice President, Public Affairs and General Counsel, Dodson shall report directly to the President and CEO and shall have responsibility for legal, regulatory, governmental affairs, public relations, risk management and safety and environmental activities of the Company and for such other activities assigned to him by the President and CEO.
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         1.4   Subject to the provisions of this Agreement, the Board shall retain at all times its inherent authority to elect and remove all officers, including the Senior Vice President, Public Affairs and General Counsel.

2. TERMS

         2.1 The term of Dodson's employment shall be from September 15, 1997 to December 31, 2002 ("Initial Term") with an option to renew for a five year second term through December 31, 2007 ("Second Term").

3.  SALARY

         3.1 Dodson's salary commencing on September 15, 1997 shall be $175,000 per year.

         3.2 The salaries of all officers are adjusted by the Board of Directors annually.

4.  OTHER BENEFITS

         4.1 The benefits granted to Dodson include those made available to all non-bargaining unit employees, as determined from time to time. A summary of those benefits in effect as of the date of this Agreement has been provided to Dodson.

         4.2 In addition to regular employee benefits, Dodson shall be eligible for special executive benefits made available by the Board of Directors to the officers of NNG. These include the Executive Supplemental Retirement Income Plan ("ESRIP"), the Executive Deferred Compensation Plan, the 1985 Stock Option Plan, the Executive Annual Incentive Plan, the Executive Severance Agreement and the executive vehicle allowance and parking benefit.

         4.3 Dodson is eligible immediately upon employment for participation in all of the benefits described above with the exception of the Retirement K Savings Plan which has a 90-day period of service before participation begins and the Employee Stock Purchase Plan which has a six-month waiting period.
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5.  ESRIP BENEFITS FOR RETIREMENT, TERMINATION, DISABILITY OR DEATH

         5.1 In General. Executive supplemental retirement income benefits under the ESRIP normally are available upon vesting at age 55 with 15 years of prior service credit. This agreement provides for payment of ESRIP benefits even though, at any time of determination or payment, Dodson has not or will not have completed 15 years of service with the Company, or will not be eligible to receive early or disability benefits under the Company's Retirement Plan. For determination of any ESRIP payment starting before Dodson's age 65 normal retirement date, Dodson shall be treated as though he does qualify for and will receive an "early annual retirement allowance" under the Company's Retirement Plan, and the age 65 ESRIP amount shall be reduced under the applicable schedule in the Appendix to the ESRIP if so required because of Dodson's age when the ESRIP payments begin.

         5.2 Full ESRIP. Upon completion of the Second Term, NNG shall be liable under the ESRIP to pay Dodson the full ESRIP benefit using the 65 percent normal retirement income target provided under Section 2.01-1(b) of the ESRIP at the date of retirement, termination, disability or death, as the case may be. Dodson may select any of the benefit payment options under
               Section 3.01 of the ESRIP for which he is eligible.

         5.3 Retirement, Termination, Disability. At the end of the initial Term, or at any time thereafter prior to completing the Second Term, NNG shall be liable under the ESRIP to pay Dodson a one-half ESRIP benefit using a 32.5 percent normal retirement income target under ESRIP Section 2.01-1(b) in place of the 65 percent target if (a) or (b) apply to Dodson: (a) he elects early retirement after his corporate job responsibilities, compensation and future career opportunities become diminished by actions of NNG, (b) his employment is terminated by the Board of Directors without cause, where "cause" means gross misconduct or willful and material breach of this Agreement by Dodson.

               Upon or after completing the Second Term, for any event in 5.3(a) or (b) above, or upon Dodson's becoming totally and permanently disabled at any time during employment, NNG shall be liable under ESRIP to pay the full ESRIP benefit under 5.2 above.

         5.4 Death During Employment. If Dodson should die in service during the Initial Term, NNG shall pay to his surviving spouse 50 percent of the 100 percent joint and survivor annuity amount under ESRIP Section 2.04-1(a) using the full ESRIP benefit under 5.2 above. If Dodson should die in service during the Second Term, NNG shall pay to his
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               surviving spouse 100 percent of such 100 percent joint and survivor annuity amount.

6.  SPECIAL CONDITIONS

         6.1 It is a condition precedent of this Agreement that Dodson will provide evidence of good health through a physical exam to be completed prior to September 1, 1997.

         6.2 This Agreement will not be effective until approved by the NNG Board of Directors.

         6.3 During his employment Dodson shall be entitled to 2.083 days per month of vacation.


7.  GENERAL PROVISIONS

         7.1 This agreement is not assignable without the express approval of both parties.

         7.2 This agreement may not be amended or cancelled except by mutual agreement in writing.

         7.3 NNG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of NNG to assume and agree to perform this Agreement as if no such succession took place. Failure of NNG to obtain such assumption and agreement shall be a breach of this Agreement, providing Dodson with a right to compensation from NNG as provided in the Executive Severance Agreement.
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         IT IS SO AGREED:

         NORTHWEST NATURAL                  MARK S. DODSON
              GAS COMPANY

         By   R. G. Reiten                  By    Mark S. Dodson
            -------------------                 --------------------
         Its President & CEO                Dated: 6/30/97



         APPROVED BY THE BOARD OF DIRECTORS OF NORTHWEST
         NATURAL GAS COMPANY:

                                    By: Benjamin R. Whiteley
                                        ---------------------
                                        Its Lead Director
                                        Dated:  7/2/97